Exhibit 8.3

October 1, 2013

Contango Oil & Gas Company

3700 Buffalo Speedway, Suite 960

Houston, Texas 77098

Dear Ladies and Gentlemen:

We have acted as counsel for Contango Oil & Gas Company, a Delaware corporation (“Contango”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of April 29, 2013 (the “Agreement”) between Contango, Contango Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Contango (“Merger Sub”), and Crimson Exploration Inc., a Delaware corporation (“Crimson”). Pursuant to the Agreement, Merger Sub shall be merged with and into Crimson, with Crimson surviving as a wholly-owned subsidiary of Contango (the “Merger”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

Pursuant to Section 7.2(c) of the Agreement, the obligation of Contango and Merger Sub to consummate the Merger is conditioned on Contango’s receipt of our opinion that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement;

2.	The Joint Proxy Statement/Prospectus and other information included as part of Registration Statement No. 33-189302 on Form S-4, as amended, filed by Contango with the Securities and Exchange Commission;

3.	The representation letters provided to us by representatives of Contango and Crimson, dated October 1, 2013, delivered to us for purposes of this opinion; and

4.	Such other instruments, documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

Contango Oil & Gas Company

October 1, 2013

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Merger will be consummated in the manner contemplated by, and in accordance with, the provisions of the Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law. In addition, we have assumed that all instruments of Contango, Merger Sub and Crimson designated as stock, debt, options, warrants, or deferred compensation rights will be characterized in the same manner for all U.S. federal income tax purposes. We have also assumed that Contango and Crimson will report the Merger on their U.S. federal income tax returns, and other tax filings, in a manner consistent with the opinion set forth below.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

Contango Oil & Gas Company

October 1, 2013

This opinion is being provided solely for the benefit of Contango. No other person or party shall be entitled to rely on this opinion.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP